Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT: Christopher J. Munyan President and Chief Executive Officer (215) 569-9900

FOR IMMEDIATE RELEASE

December 3, 2013

CSS INDUSTRIES, INC. ANNOUNCES COMBINATION OF THE OPERATIONS OF ALL OF ITS OPERATING BUSINESSES

CSS Industries, Inc. (NYSE: CSS) announced today that, effective immediately, it has combined the operations of all of its operating businesses, which includes its C.R. Gibson, LLC (“CRG”), Berwick Offray LLC (“Berwick”) and Paper Magic Group, Inc. (“Paper Magic”) businesses.

“The combination of the operations of all of our operating businesses is an important milestone in CSS’ history,” said Christopher J. Munyan, CSS’ President and Chief Executive Officer, who also leads the combined operating businesses. “In March 2012 we combined the operations of our Berwick and Paper Magic businesses. Based in part on our experience from such combination, we believe that today’s action will better position CSS for long-term growth, and that our stockholders and our customers will benefit from more efficient operations.”

Laurie Gilner, who served as CRG’s President immediately prior to the action announced today, has left the organization to pursue other opportunities.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future operational efficiencies and being better positioned for long term growth. Forward-looking statements are based on the beliefs of CSS’ management as well as assumptions made by, and information currently available to, CSS’ management as to future events and financial performance with respect to CSS’ operations. Forward-looking statements speak only as of the date made. CSS undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, increased operating and product costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products, currency risks and other risks associated with international markets, risks associated with the combination of the operations of CSS’ C.R. Gibson LLC business with the operations of CSS’ Berwick Offray LLC and Paper Magic Group, Inc. subsidiaries, the risk that customers may become insolvent, costs of compliance with governmental regulations and government investigations, liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and elsewhere in CSS’ SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, CSS.